Exhibit 4.6
RESTRICTED STOCK AWARD AGREEMENT
This RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”), upon acceptance by the recipient of the Award Shares (the “Participant”) within 60 days of [the date of grant as stated on the Notice of Award (the “Award Date”) through the acknowledgement procedures of the Computershare Employee Online portal (https://www-us.computershare.com/EmployeePortal/) (“Computerhsare”)], between 3D SYSTEMS CORPORATION, a Delaware corporation (the “Company”), and the Participant is effective as of the Award Date.
The 2015 Incentive Plan of 3D Systems Corporation (the “Plan”) is designed to assist the Company and its subsidiaries and affiliates in attracting and retaining employees and consultants of outstanding competence by providing an incentive that permits the persons responsible for the Company’s growth to share directly in that growth and to further the identity of their interests with the interests of the Company’s stockholders. The Participant is eligible to receive grants of shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), under Section 7 of the Plan.
NOW, THEREFORE, the Company and the Participant mutually agree as follows:
Section 1. Award of Restricted Stock
Subject to the terms and conditions hereinafter set forth [and as set forth on the Participant’s Notice of Award from Computershare], the Company hereby grants to the Participant the shares of Common Stock [number of shares] (the “Award Shares”). The Participant will receive evidence of ownership of such shares of Common Stock within a reasonable time after acceptance of the Award Shares [and the terms and conditions of this Agreement through the Computershare online acknowledgement procedures].
Section 2. Terms and Conditions of Plan
The Participant agrees that the Award Shares shall be held in accordance with the terms and conditions of the Plan. The authority of the Company to enter into this Agreement and to issue shares of Common Stock pursuant hereto is derived exclusively from the Plan. If any terms or conditions of this Agreement conflict with any terms or conditions of the Plan, the terms and conditions of the Plan shall control. Any capitalized terms not defined herein shall have the meaning assigned to such term in the Plan. The Participant acknowledges that a copy of the Plan has been made available to the Participant.
Section 3. Restriction on Transfer
Until the Participant’s interest in the Award Shares become vested and nonforfeitable under Section 4 of this Agreement and except as permitted by Section 4 of this Agreement and Section 10 of the Plan, none of the Award Shares, or any interest therein, shall be sold, transferred, pledged, encumbered or otherwise disposed of by the Participant so long as the

Exhibit 4.6
Participant shall remain a Participant of the Company, except that such restrictions may expire earlier as provided by Section 9 of the Plan.
Section 4. Vesting; Forfeiture and Period of Restriction
Subject to the satisfaction of any and all of the conditions set forth in this Agreement, including the requirement to accept the Award Shares and the terms of this Agreement [pursuant to the Computershare acknowledgement procedures] within 60 days of the Award Date, the Participant’s interest in the Award Shares shall be vested and nonforfeitable on [the first anniversary of the Award Date set forth on the Notice of Award] if the Participant remains in the continuous employ of the Company, a Subsidiary or an Affiliate from Award Date until such first anniversary.
Any Award Shares that have not become vested and nonforfeitable on or before the date of a termination of the Participant’s employment (for any reason) shall be forfeited on the date that the Participant is no longer employed by the Company, a Subsidiary or an Affiliate.
Notwithstanding anything contained in Section 7 of the Plan to the contrary, the Compensation Committee of the Board of Directors of the Company (the “Committee”) may, in its sole discretion, waive the forfeiture period and any other conditions set forth in this Agreement under appropriate circumstances (including, but not limited to, the death, Disability or Retirement of the Participant or a material change in circumstances arising after the date of an Award) and subject to such terms and conditions (including forfeiture of a proportionate number of the Award Shares) as the Committee shall deem appropriate.
Section 5. Undertakings of Participant
The Participant represents and agrees that he or she will comply with the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), with respect to the Award Shares, and he or she will indemnify the Company for any costs, liabilities and expenses that it may sustain by reason of any violation of the Securities Act or the Securities Exchange Act caused by any act or omission on his or her part with respect to the Award Shares.
Section 6. Restrictive Legends and Stop-Transfer Instructions
The obligation of the Company to issue Common Stock upon execution of this Agreement shall be subject to all applicable laws, rules and regulations and to such approvals by governmental agencies as may be required. Stock certificates evidencing Common Stock issued under this Agreement may bear such restrictive legends and/or appropriate stop transfer instructions may be issued to the Company’s transfer agent as the Company and the Company’s counsel deem necessary under applicable law or pursuant to this Agreement.

Exhibit 4.6
Section 7. Registration of Shares
The Company shall use its reasonable commercial efforts to cause the shares of Common Stock issuable in connection with the Plan to be registered under the Securities Act, but shall otherwise be under no obligation to register any shares of Common Stock issued under the Plan under the Securities Act or otherwise. If, at the time any shares of Common Stock are issued pursuant to the Plan, there shall not be on file with the Securities and Exchange Commission an effective Registration Statement under the Securities Act covering such shares of Common Stock, the Participant to whom such shares are to be issued will execute and deliver to the Company upon receipt by him or her of any such shares an undertaking, in form and substance satisfactory to the Company, that (i) such Participant has had access or will, by reason of such person’s employment or service with the Company, or otherwise, have access to sufficient information concerning the Company to enable him or her to evaluate the merits and risks of the acquisition of shares of the Company’s Common Stock pursuant to the Plan, (ii) such Participant has such knowledge and experience in financial and business matters that such person is capable of evaluating such acquisition, (iii) it is the intention of such Participant to acquire and hold such shares for investment and not for the resale or distribution thereof, (iv) such Participant will comply with the Securities Act and the Exchange Act with respect to such shares, and (v) such Participant will indemnify the Company for any cost, liability and expense that the Company may sustain by reason of any violation of the Securities Act or the Exchange Act occasioned by any act or omission on his or her part with respect to such shares.
Section 8. No Rights in Common Stock
The prospective recipient of a Restricted Stock award shall not have any right with respect to such award, unless and until the recipient has agreed to be bound by this agreement by acknowledging acceptance of the award and otherwise complied with the terms and conditions of such award and of Section 7 of the Plan, and then only from the date such person becomes the record owner of the shares of Restricted Stock. Once the conditions in the foregoing sentence have been satisfied, and except as provided in Section 4 of this Agreement, the Participant shall have with respect to an award of Restricted Stock all the rights of a stockholder of the Company, including the right to vote and to receive cash dividends (if any). The Committee, in its sole discretion, as determined at the time of the award, may permit or require such cash dividends (if any) to be reinvested in additional Restricted Stock, provided that sufficient shares of Common Stock are available under Section 3 of the Plan for such reinvestment (taking into account then outstanding awards under the Plan). Stock dividends issued with respect to Restricted Stock shall be treated as additional shares of Restricted Stock that are subject to the same restrictions and other terms and conditions that apply to the shares with respect to which such dividends are issued.
Section 9. Notices
Any notice that either party hereto may be required or permitted to give to the other shall be in writing and, except as otherwise required herein, may be delivered personally or by mail to the Company at 333 Three D Systems Circle, Rock Hill, South Carolina 29730, attention of the

Exhibit 4.6
Secretary of the Company, or to the Participant at the address set forth below or at such other address as either party may designate by notice to the other.
Section 10. Adjustments
The number of Award Shares of Common Stock subject to the award under this Agreement and the terms of this Agreement shall be subject to adjustment in accordance with Section 3(a) of the Plan.
Section 11. Successors
The provisions of the Plan shall be binding upon and inure to the benefit of all successors of any person receiving Common Stock of the Corporation pursuant to the Plan, including, without limitation, the estate of such person and the executors, administrators or trustees thereof, the heirs and legatees of such person, and any receiver, trustee in bankruptcy or representative of creditors of such person.
Section 12. Company’s Right to Terminate Retention; Exclusivity
Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements or modifying existing compensation arrangements for Participants, subject to stockholder approval if such approval is required by applicable statute, rule or regulation; and such arrangements either may be generally applicable or applicable only in specific cases. Neither the adoption of the Plan nor the grant to the Participant of the Award Shares shall confer upon any Participant any right to continued employment or service with the Company, a Subsidiary or an Affiliate.
Section 13. Payment of Withholding Tax
The Participant undertakes to comply with any appropriate requests that may be made by the Company in respect of the withholding of any federal, state or local taxes and any other charges that may be required by law to be withheld by reason of a grant or the issuance of shares of Award Shares.
Section 14. Applicable Law
This Agreement shall be governed and construed in accordance with the laws of the State of Delaware.
Section 15. Severability
If any provision of this Agreement is held to be illegal, void or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible.

Exhibit 4.6
Section 16. Appendix
Notwithstanding any provision in this Agreement, the award under this Agreement shall be subject to any special terms and conditions set forth in any Appendix to the Agreement for your country of residence. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.
Section 17. Electronic Delivery
The Company may, in its sole discretion, decide to deliver any documents related to your current or future participation in the Plan by electronic means or to request your consent to participate in the Plan by electronic means, including through the Terms and Conditions page of the Computershare Employee Portal. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company, including Computershare.

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